Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-4 of Sphere 3D Corporation of our report dated September 18, 2013, with respect to the consolidated financial statements of Overland Storage, Inc., which report appears in the Form 10-K of Overland Storage, Inc. for the year ended June 30, 2013 (and expresses an unqualified opinion and includes an explanatory paragraph relating to the going concern uncertainty of Overland Storage, Inc.), and to the reference to us under the heading “Experts” in the Proxy Statement/Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, CA

July 22, 2014